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                                                                       Exhibit 1

                          [LETTERHEAD OF ANSALDOBREDA]

ANSALDOBREDA
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                                                            Gruppo Finmeccanica

Ansaldo Trasporti s.p.a.

                                                           Roma, 7 February 2000

Ansaldo Signal N.V.
Schiphol Boulevard 267
1118 BH Schiphol
The Netherlands

Attn.: James N. Sanders
       Managing Director

Gentlemen:

Reference is hereby made to our letter to Ansaldo Signal N.V. dated January 24, 2000 (the "Initial Offer Letter"). This is to inform you that Ansaldo Trasporti has determined to increase the price at which it proposes to purchase all of the common shares of Ansaldo Signal N.V. which it does not currently own (approximately 3,737,500 shares) to US$ 4,05 per share payable in cash. All of the other conditions set forth in the Initial Offer Letter remain unchanged.

Very truly yours,


/s/ Luciano Cravarolo
Luciano Cravarolo
President